UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2026

SOBR SAFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53316	26-0731818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 E. Hampden Ave., Suite C-308

Denver, Colorado 80222

(Address of principal executive offices) (zip code)

(844) 762-7723

(Registrant’s telephone number, including area code)

___________________________________________

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SOBR	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 21, 2026, SOBR Safe, Inc. (the “Company”) received an additional staff determination letter (the “Additional Letter”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Company’s stockholders’ equity reported on its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 as filed with the Securities and Exchange Commission on August 14, 2026, fell below the minimum stockholders’ equity requirement of $2,500,000 for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(1) (the “Equity Requirement”). The Additional Letter also noted that the Company does not meet the alternatives of market value of listed securities or net income from continuing operations.

The Additional Letter noted that the Equity Requirement deficiency was an additional basis for delisting the Company’s Securities from the Nasdaq Capital Market. As previously reported in the Company’s Current Reports on Form 8-K filed on March 25, 2026 and May 27, 2026, on March 19, 2026, the Company received a deficiency letter (the “Letter”) from the Staff notifying the Company that, for the preceding 30 consecutive business days, the closing bid price of the Company’s common stock remained below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”).

In addition, the Letter noted that the Company effected a 1-for-110 reverse stock split on October 2, 2024, and a 1-for-10 reverse stock split on April 4, 2025, making the cumulative reverse stock split ratio 1-for-1100 (the “Reverse Splits”) over the last two years.  As a result of the Reverse Splits, the Company is not eligible for the 180-day compliance period set forth in Rule 5810(c)(3)(A) because the Reverse Splits have a cumulative ratio of over 1-for-250.

On March 26, 2026 the Company filed a request for a hearing with the Nasdaq Hearings Panel (the “Hearings Panel”) in response to the Letter and requested a stay of the delisting of the Company’s securities from the Nasdaq Capital Market pending a hearing.  On March 30, 2026, the Hearings Panel granted the Company a stay of delisting pending the hearing and a final written decision by the Hearings Panel.

The delisting hearing was held on April 28, 2026 before the Hearings Panel. At the hearing, the Company presented its plan to regain compliance with the Bid Price Requirement and requested the continued listing of its securities on The Nasdaq Capital Market pending such compliance.

On May 21, 2026, the Company received a letter from the Hearings Panel granting the Company’s request for continued listing until September 15, 2026, in order to allow the Company to regain compliance with the Bid Price Requirement. The Company’s request for continued listing of its securities on The Nasdaq Capital Market until September 15, 2026 was granted subject to the condition that on or before September 15, 2026, the Company shall complete the proposed business combination with Clean World Ventures, Inc., and demonstrate compliance with Nasdaq’s Initial Listing Rules.

The Equity Requirement notification, coupled with the prior notification regarding the Company’s failure to maintain the Bid Price Requirement, creates substantial concern regarding the Company’s ability to maintain the listing of its common stock on the Nasdaq Capital Market. Currently, the Company’s common stock remains listed on the Nasdaq Capital Market and will continue to trade on Nasdaq under the ticker symbol “SOBR.” The Equity Requirement notification does not affect the Company’s reporting requirements with the Securities and Exchange Commission.

The Additional Letter provides the Company with the ability to present its views with respect to the Equity Requirement deficiency to the Hearing Panel by August 28, 2026. Given the concerns surrounding the Company’s ability to maintain the listing of its common stock on the Nasdaq Capital Market, management and the Board of Directors of the Company (the “Board”) are considering courses of action with respect to the Equity Requirement deficiency.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2026, Mr. Ford Fay notified the Board of his resignation from the Board effective immediately.  His decision to resign from the Board was not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOBR Safe, Inc. a Delaware corporation

Dated: August 27, 2026	By:	/s/Christopher Whitaker
Chief Financial Officer

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